Exhibit 99.1

All-Employee Email

To:	AmeriServ Colleagues
From:	Jeff Stopko
Date:	February 6, 2024
Re:	Recent Statements from Activist Investor Driver Management

Dear Colleagues,

You may recall that last year Driver Management Company LLC (“Driver”), an activist hedge fund that has targeted numerous community banks, attempted to elect three individuals to AmeriServ’s Board of Directors. After this effort failed, Driver continued to issue public communications criticizing our Company and its leadership for a variety of reasons, while also ensnaring us in multiple litigations.

We have purposely not commented on Driver’s relentless attacks because we have been focused on running the business. Last week, however, Driver’s principal, J. Abbott R. Cooper, issued two letters to shareholders that contain highly destructive allegations that cannot go unanswered.

Here are the key facts you should know:

•	Driver’s accusations are wildly irresponsible and unfounded. While we are limited in what we can say due to ongoing litigation with former employee Jack Babich, we strongly disagree with Mr. Cooper’s baseless accusations of any “illegal misconduct” and believe that using such terms without any factual basis is harmful to the Company. Mr. Cooper’s conduct is not at all surprising – and is far from credible – given his regular critiques of our Company and Driver’s history of attacks on other similar companies.

•	Driver continues to unsuccessfully bring litigation against the Company. Mr. Cooper’s complaints about the amount of money AmeriServ has been forced to spend in litigation are tough to swallow given that he has been the source of all of this litigation – and given that the Company’s actions have been validated by a federal court. In fact, back in December, a federal judge granted the Company’s motion to dismiss ongoing litigation brought by Driver related to its attempt to elect directors to the Board last year. The same judge had previously ruled that our Board operated in accordance with AmeriServ’s Bylaws in invalidating Driver’s notice of director nominations. We will always defend the Company against unwarranted litigation, and the results in court have proven this to be the correct path.

•	Mr. Cooper has shown that he is more concerned about himself than other long-term shareholders of the companies in which he invests. Shareholders should remain wary of Driver’s motivations given its track record. For example, in 2021, Driver “greenmailed” Maryland-based bank holding company First United Corporation into buying back Driver’s shares for $6.5 million, while also paying $3.3 million to settle litigation that Driver had brought against that company.[1] Further, Driver has a history of buying community bank stocks and then substantially exiting its positions after a short period of time. We do not find such actions to be those of a shareholder-aligned investor.

We are focused on protecting the best interests of all stakeholders, including you, our employees, as well as our shareholders, customers and communities. We remain confident in our strategy and are seeing positive momentum across key business lines. As we recently announced, in the fourth quarter of 2023, we had a 3.6% increase in total loans and notched our fourth consecutive quarter of wealth management revenue growth. Additionally, we experienced deposit growth in 2023 during a difficult period for the banking industry. We believe that AmeriServ has a bright future. I would like to sincerely thank each of you for your continued hard work and commitment to our Company.

At this time, we should all remain focused on our roles and doing the best job possible. If any customers reach out to you about Driver, please refer them to me or to Mike Lynch. We will be glad to address any questions that they might have.

Jeff

1 Source: “First United in Maryland buys out activist investor,” April 19, 2021, American Banker.